EXHIBIT 99.1

Rockwell Medical Reports First Quarter 2012 Results

Conference Call at 8:30am ET to Discuss Results

WIXOM, Mich., May 3, 2012 (GLOBE NEWSWIRE) -- Rockwell Medical (Nasdaq:RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron deficiency, secondary hyperparathyroidism and hemodialysis, announced today its results for the first quarter ended March 31, 2012.

First Quarter Financial Highlights

  Sales were $12.0 million compared to $13.3 million first quarter 2011, primarily due to lower international sales.
  Sales increased 1.1% sequentially over the fourth quarter 2011 and gross profit dollars increased 5.3%.
  Gross profit margins improved 1.1 percentage points to 13.5% compared to 12.4% in the first quarter of 2011.
  SG&A increased $0.7 million mainly due to higher non-cash charges for equity compensation.
  R&D expense increased to $9.4 million compared to $2.4 million in first quarter of 2011, due to accelerated Phase III clinical development.
  Net loss was ($10.6) million compared to a net loss of ($2.9) million in first quarter of 2011, due to higher R&D expense.
  Successful equity capital raise in February 2012 netted proceeds of approximately $16.2 million.
  Cash and investments aggregated $25.6 million as of March 31, 2012.

Current Drug Development Highlights

  PRIME study designed to capture ESA-sparing data completed enrollment.
  Phase III CRUISE efficacy studies nearing patient enrollment completion.
  Data Safety Monitoring Board recommended continuation of studies with no modifications after 2nd review.
  Preparation for Calcitriol (vitamin-D) launch on track.
  Raymond D. Pratt, MD, hired as Chief Medical Officer.

Mr. Robert L. Chioini, Chairman and CEO, stated, "We are pleased to report to you our continued SFP clinical development progress, highlighted by the completion of enrollment in our PRIME study. We look forward to study completion in nine short months. Our Calcitriol product launch remains on target." Mr. Chioini also stated, "First quarter operating performance was in line with our expectations. Both sales and margins increased over last quarter, despite rising fuel and material costs."

Conference Call Information:

Rockwell Medical will be hosting a conference call to review its first quarter 2012 results on Thursday, May 3, 2012 at 8:30 am ET. Investors are encouraged to call a few minutes in advance at (877) 383-7438 or to listen to the call on the web at: http://ir.rockwellmed.com/

About Rockwell Medical:

Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron deficiency, secondary hyperparathyroidism and hemodialysis. Rockwell's lead drug candidate for iron therapy treatment is called SFP.  SFP delivers iron in a non-invasive, physiologic manner to dialysis patients via dialysate during their regular dialysis treatment.  SFP is currently in ongoing Phase III clinical trials (CRUISE-1 and CRUISE-2) and addresses a $600M U.S. market.  Rockwell's Calcitriol (Active Vitamin D) injection for treating secondary hyperparathyroidism addresses a $350M U.S. market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. These products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream.  Rockwell's operating business is designed as a ready-made sales and distribution channel to provide seamless integration into the commercial market for its drug products, Calcitriol and SFP upon FDA market approval.

Rockwell's exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience.  Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information. For a demonstration of SFP's unique mechanism of action in delivering iron via dialysate, please view the animation video at http://www.rockwellmed.com/collateral/documents/english-us/mode-of-action.html.

The Rockwell Medical Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6773

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including, but not limited to, Rockwell's intention to launch Calcitriol and SFP following FDA approval. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

For the three months ended March 31, 2012 and March 31, 2011

(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2012	March 31, 2011
Sales	$12,028,417	$13,290,787
Cost of Sales	10,401,941	11,639,242
Gross Profit	1,626,476	1,651,545
Selling, General and Administrative	2,898,684	2,246,553
Research and Product Development	9,405,547	2,402,596
Operating Income (Loss)	(10,677,755)	(2,997,604)
Interest and Investment Income, net	111,097	85,968
Interest Expense	253	601
Income (Loss) Before Income Taxes	(10,566,911)	(2,912,237)
Income Tax Expense	--	--
Net Income (Loss)	$ (10,566,911)	$ (2,912,237)

Basic Earnings (Loss) per Share	($.54)	($.17)

Diluted Earnings (Loss) per Share	($.54)	($.17)

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of March 31, 2012 and December 31, 2011

	March 31, 2012	December 31,
ASSETS	(Unaudited)	2011
Cash and Cash Equivalents	$13,639,404	$5,715,246
Investments Available for Sale	11,911,484	11,810,775
Accounts Receivable, net of a reserve of $47,000 in 2012 and $29,000 in 2011	4,215,075	4,222,816
Inventory	2,410,235	2,504,127
Other Current Assets	1,664,372	1,643,565
Total Current Assets	33,840,570	25,896,529

Property and Equipment, net	2,132,831	2,290,476
Intangible Assets	792,016	833,773
Goodwill	920,745	920,745
Other Non-current Assets	1,736,431	1,998,076
Total Assets	$39,422,593	$31,939,599

LIABILITIES AND SHAREHOLDERS' EQUITY

Capitalized Lease Obligations	$4,232	$6,470
Accounts Payable	4,661,925	5,364,537
Accrued Liabilities	9,043,022	8,225,015
Customer Deposits	126,521	96,329
Total Current Liabilities	13,835,700	13,692,351

Capitalized Lease Obligations	1,451	2,280

Shareholders' Equity:
Common Shares, no par value, 20,707,886 and 18,710,002 shares issued and outstanding	85,193,308	67,407,847
Common Share Purchase Warrants, 2,596,440 and 2,607,440 warrants issued and outstanding	7,125,190	7,103,975
Accumulated Deficit	(66,552,653)	(55,985,742)
Accumulated Other Comprehensive Loss	(180,403)	(281,112)
Total Shareholders' Equity	25,585,442	18,244,968

Total Liabilities And Shareholders' Equity	$39,422,593	$31,939,599

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended March 31, 2012 and March 31, 2011

(Unaudited)

	2012	2011

Cash Flows From Operating Activities:
Net (Loss)	$ (10,566,911)	$ (2,912,237)
Adjustments To Reconcile Net Loss To Net Cash Used In
Operating Activities:
Depreciation and Amortization	277,200	329,955
Share Based Compensation – Non-employee	285,568	2,993
Share Based Compensation- Employees	1,203,821	1,054,838
Loss (Gain) on Disposal of Assets	10,395	6,070

Changes in Assets and Liabilities:
(Increase) Decrease in Accounts Receivable	7,741	(180,362)
Decrease in Inventory	93,892	154,482
(Increase) Decrease in Other Assets	240,838	(2,325,988)
(Decrease) in Accounts Payable	(702,612)	(958,142)
Increase in Other Liabilities	848,199	266,825
Changes in Assets and Liabilities	488,058	(3,043,185)
Cash Provided By (Used) In Operating Activities	(8,301,869)	(4,561,566)

Cash Flows From Investing Activities:
Purchase of Equipment	(88,543)	(121,082)
Proceeds on Sale of Assets	350	--
(Purchase) of Investments Available for Sale	--	(81,686)
Cash (Used) In Investing Activities	(88,193)	(202,768)

Cash Flows From Financing Activities:
Proceeds from Issuance of Common Shares and Purchase Warrants	16,317,287	459,370
Payments on Notes Payable and Capital Lease Obligations	(3,067)	(6,083)
Cash Provided By Financing Activities	16,314,220	453,287

Increase (Decrease) In Cash	7,924,158	(4,311,047)
Cash At Beginning Of Period	5,715,246	12,263,449
Cash At End Of Period	$13,639,404	$7,952,402
CONTACT: Michael Rice, Investor Relations
         (646) 597-6979